Filed Pursuant to Rule 433

Registration Statement No. 333-199474

Issuer Free Writing Prospectus dated December 8, 2014

December 8, 2014

Dear Valued Stockholder:

As you may be aware, on September 29, 2014 we announced a strategic collaboration with Alcatel-Lucent on the development of ultra-broadband products, plus a financial commitment of up to $45 million by Alcatel-Lucent and entities affiliated with our largest stockholder, Tallwood Venture Capital. We also announced an opportunity for our existing stockholders at that time to participate in a rights offering on the same basis as Tallwood.

Enclosed you will find a copy of the prospectus we filed with the Securities and Exchange Commission dated November 26, 2014, which explains the terms, conditions, and timing of the rights offering. Your rights certificate and other information regarding how you can participate in the rights offering at the same price at which Alcatel-Lucent and Tallwood purchased our stock will be delivered to you shortly by the brokerage firm where you hold your Ikanos Communications common stock.

If you have any questions, you can address them to your broker or to the Information Agent for the rights offering: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005; phone: (877) 478-5044 (toll-free) or (212) 493-3910 (for banks and brokers).

Very truly yours,

/s/ Omid Tahernia
Omid Tahernia
President & CEO

The issuer has filed a registration statement (including a prospectus), which became effective on November 26, 2014, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting D.F. King & Co., Inc., 48 Wall Street, New York,
NY 10005; phone: (877) 478-5044 (toll-free) or (212) 493-3910 (for banks and brokers).